EXHIBIT 99.2

October 20, 2005

Mr. Will Blakeley

Dear Will,

e.Digital Corporation (the “Company”) is very pleased to confirm our offer of employment. This offer is contingent upon satisfactory results of all reference, education, and background checks and is based on the following terms and conditions:

Title:
President and Chief Technical Officer effective on the earliest practical start date. Upon six months of continuous employment and by mutual agreement between you and the Board of Directors, you may be appointed as chief executive officer and a member of the Board of Directors.

Start Date:	We have anticipated your start date as Monday, November 14, 2005.

Salary:	Your starting salary as an exempt employee will be an annual wage of $175,000.

Bonus:	You will be eligible for an annual bonus as determined by the Board of Directors or its duly appointed committee.

Stock Options:
As an inducement material to you entering into employment with the Company, you will be granted stock options to purchase 1,500,000 shares of common stock. The options will have an exercise price equal to the fair market value of our common stock on your start date. The options will be exercisable for five (5) years after grant, subject to earlier termination upon termination of your continuous service. The options will vest over two (2) years, with 500,000 shares vesting immediately, and the balance vesting in equal quarterly installments through and including the second anniversary of the grant date.

Any options granted under the Company’s Equity-Based Compensation plan, may be limited for ISO treatment due to the limitations thereof.

Severance:
In the event your employment is terminated for any reason other than cause, then up to three (3) months severance in the form of salary continuation and benefit continuation shall be payable commencing upon your last date of employment. Your severance shall be one month during the first four months of employment and one additional month severance shall accrue for each four months of employment. In the event your employment is terminated for any reason other than cause, you will have up to six (6) months from your termination date to exercise your vested stock options

Health Benefits:
The Company offers a benefits plan that includes medical, dental, short-term disability, long-term disability and life insurances. The company pays for 80 % of all health benefit premiums, including dependents. You may pay for any qualified out-of-pocket expense on a pre-tax basis through a Section 125 plan. Benefits begin the first day of the month following your hire date.

Paid Time & Holidays:
You will receive 20 days of accrued Paid Time Off (PTO) annually, to use for vacation or for personal time off. PTO hours are accrued per pay period. In the event of short-term illness, you will be provided time to convalesce at home and will be paid your regular salary for this time. Sick time is not accrued but rather is taken as needed.

The Company offers 9-paid holidays each calendar year, subject to future change. You must be on active status the day before and the day after the holiday to receive holiday pay.

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at e.Digital Corporation.

Additionally, as a condition of this offer and of your employment with e.Digital Corporation, you will be required to preserve the Company’s proprietary and confidential information and you must comply with the Company’s policies and procedures. Accordingly, you will be required to execute the Company’s Non-Disclosure Agreement on your first date of employment.

If accepted, your employment will be at-will with no specified period or term of employment. This means that either you or the Company may terminate employment at anytime, with or without reason. The Company may also transfer, promote, demote or otherwise alter your position and/or status at any time and for any reason. An employment agreement for a specified period of time, which contradicts this at-will agreement, may only be entered into in writing, signed by the duly authorized members of the Company’s Board of Directors.

We sincerely hope that you decide to join e.Digital Corporation. Please acknowledge your acceptance of our offer by signing below and returning a copy of this letter to us not later than close of business Friday, October 21, 2005. If we do not receive your response by close of business October 21, 2005 this offer will be withdrawn. Please fax your acceptance to 858.486.3922.

If there are any questions, please do not hesitate to call me.

Sincerely,

Robert Putnam,
For the Board of Directors of
e. Digital Corporation

I understand and agree to the terms and conditions set forth in this letter. I further understand that any misrepresentations that I have made on my employment application or resume can result in termination. I acknowledge that no statement contradicting this letter, oral or written, has been made to me, that I am not relying on any statement or term not contained in this letter, and that no agreements exist which are contrary to the terms and conditions set forth in this letter.

Accepted by:   /s/ William A. Blakeley    Date:  10/21/05